EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman, President and Chief Executive Officer

– Conference Call –

Second Quarter 2006 Earnings Announcement

August 4, 2006

Los Angeles, California

Good morning - and thank you for joining us.

As Steve Chazen will tell you in some detail shortly, our core earnings of $2.35 billion were the highest in the company's history for a six-month period. That's up 46 percent from the previous high set in the first half of 2005.

Our success in keeping production growing has allowed us to continue capturing the benefits of a strong energy price environment. During the second quarter, worldwide production from continuing operations of 609,000 equivalent barrels per day was 18 percent higher than last year's second quarter results. This year's results included 62,000 equivalent barrels per day from the recently acquired Vintage properties and 27,000 barrels per day from Libya. U.S. production of 365,000 equivalent barrels per day, which accounted for 60 percent of the worldwide total, was up 9 percent compared to last year's second quarter.

At our February analysts meeting we emphasized our commitment to creating top quartile total returns for our stockholders. Since that time, we completed an analysis of our dividend policy and raised the dividend by 22 percent after concluding that the company has the underlying financial strength to sustain the higher rate - even at significantly lower energy prices.

We also implemented a two-for-one split of our common stock.

In addition, we expanded our share repurchase program to 40 million post-split shares. This program is designed to enhance the value of the remaining shares.

We are continuing to make steady progress on all of our growth projects. The Mukhaizna development project in Oman, the growth plans for our Argentina operations and our Libya exploration and producing activities are moving on schedule. And, as I mentioned before, we are continuing to grow our base U.S. production.

We ended the quarter with $1.6 billion of cash on hand, and we expect to continue generating a significant amount of free cash flow in the second half of the year to fund our growth and share repurchase initiatives. With the strides we made in the first half of the year, together with continuing strong energy prices and a strong economy, 2006 is shaping up as another outstanding year for both our oil and gas and chemical businesses.

I'll now turn the call over to Steve Chazen.

Occidental Petroleum Corporation

STEPHEN CHAZEN

Senior Executive Vice President and Chief Financial Officer

– Conference Call –

Second Quarter 2006 Earnings Announcement

August 4, 2006

Los Angeles, California

Thank you, Ray.

Core earnings for the second quarter were $1.2 billion, or $2.77 per diluted share. That represents an increase of 50 percent compared to last year's second quarter core earnings of $799 million, or $1.96 per diluted share. The core earnings for this year's second quarter exclude a $347 million after-tax charge for discontinued operations, which includes impairment of Occidental's investment in Ecuador and income from Vintage properties held for sale. The core earnings for the second quarter in 2005 excluded a $619 million tax benefit resulting from a settlement with the IRS and an after-tax gain of $89 million from the sale of 11 million Lyondell shares.

Oil and gas segment core earnings for the quarter were approximately $1.95 billion, a 52 percent increase compared to $1.28 billion of core earnings for the second quarter of 2005.

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Worldwide daily production for the quarter from continuing operations averaged 609,000 barrels of oil equivalent per day, which was 18 percent higher than the 516,000 equivalent barrels per day we produced in the second quarter last year.

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The acquisition of Vintage Petroleum accounted for 62,000 equivalent barrels per day of the increase and production from Libya that began in the third quarter last year added 27,000 equivalent barrels per day.

•	Exploration costs for the quarter were $50 million which was lower than our guidance last quarter. Some seismic and drilling activity has been rescheduled for the second half of the year.
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Oxy's realized oil price for the quarter was $60.67 per barrel compared to $46.27 for the second quarter 2005. For the first half of the year, Oxy's realized oil price was $57.39 compared to last year's price of $44.39. Oxy's realized oil price increased by $6.64 per barrel in the second quarter, compared to the first quarter of 2006, while WTI increased by $7.22 per barrel in the same period.

•	The price differential between Oxy's realized price and WTI narrowed in the second quarter to 86 percent of WTI, compared to 85 percent in the first quarter of 2006.
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The NYMEX gas price for the quarter was $7.26 per million BTUs, compared to $6.80 for the second quarter 2005. Oxy's average realized domestic gas price for the quarter was $6.24 per thousand cubic feet, up from $6.18 for the second quarter 2005. In the guidance we gave last quarter, we said our expected realized domestic gas price of $5.83 per thousand cubic feet would reduce segment income by about $120 million, compared to this year's first quarter. Since the actual realized price was higher than we expected, the amount of the reduction was approximately $110 million.

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Oil and gas production costs for the first six months were $11.14 per BOE, compared to average costs of $8.81 in 2005. Included in the increase of $2.33 per BOE were utility costs of 15 cents, gas plant costs of 14 cents, ad valorem and production taxes of 31 cents, and export taxes and tariffs of 39 cents. Export taxes for our Argentina production alone accounted for 38 cents of the increase, or 16 percent of the total increase. The remaining cost changes were the result of workovers, maintenance and other costs. Higher energy prices also reduced the volumes produced under our production sharing contracts which resulted in spreading the gross costs for the total production we operate over fewer net barrels.

Chemical earnings for the quarter were $250 million, up from $225 million earned in the same quarter last year. The increase is primarily due to improved chlor-alkali volumes resulting from the Vulcan acquisition. Price increases for chlor-alkali and PVC were offset by higher feedstock and energy costs. Chemical earnings for the first six months were $498 million, up from $439 million in the comparable period last year.

Cash flow from operations for the first six months of approximately $3.1 billion was 29 percent higher than the $2.4 billion we generated in the first half of 2005.

Net interest expense was $33 million for the quarter, and $62 million for the first six months. The worldwide effective tax rate for the second quarter was 42 percent. This was down from Oxy's forecast of 44 percent due to higher than expected domestic income, which has a lower tax rate than foreign income.

During the quarter, we spent a total of $748 million to repurchase 7.6 million common shares at an average price of $98.11 per share. Since we implemented the share repurchase program last February, we have spent a total of $986 million to repurchase 10.2 million shares at an average price of $96.52 per share.

The weighted average basic shares outstanding for the first half of the year totaled 427.3 million, and the weighted average diluted shares outstanding totaled 432.2 million. At June 30, there were 426.6 million basic shares outstanding and the fully diluted shares numbered approximately 431.5 million.

Since the late January closing of the Vintage acquisition, the former Vintage properties held for sale generated $66 million of cash from operations. Through the end of the second quarter, proceeds from the sale of Vintage assets were approximately $700 million, and we expect to sell an additional $300 to $400 million of assets by the end of the current quarter. Proved reserves associated with these assets were about 71 million barrels of oil equivalent as on December 31, 2005. The assets will realize between $15 and $16 per proven barrel equivalent.

Turning to the balance sheet, we reduced total debt at the end of the quarter to the pre-Vintage acquisition level of $3 billion, compared to $3.6 billion at the end of the first quarter. Stockholder equity at the end of the quarter was $18 billion, which was $2.9 billion higher than the year-end 2005 level and about even with the end of the first quarter. Our annualized return on equity during the first half of the year was 25 percent, with an annualized return on capital of 22 percent.

The second quarter cash flow from operations, after tax payments in excess of $1 billion, was $1.1 billion. We also received approximately $700 million from the sale of assets. We used the cash flow to fund capital expenditures of $646 million, debt repayment of $640 million, stock repurchases totaling $748 million and dividend payments of $156 million. These cash outlays reduced our $2 billion cash balance at the end of the first quarter to $1.6 billion at the end of the second quarter.

Capital spending was $646 million for the quarter, and $1.24 billion for the first six months. We expect capital spending for the year to be $3 billion. While inflation in capital costs continues, the increase is within our original plan so our capital program remains at our original estimate.

As we look ahead in the third quarter:

•	We expect third quarter production to be about the same level as the second quarter.
•	Each dollar per barrel change in the oil prices impacts Oil and Gas Segment third quarter earnings by about $38 million before the impact of income taxes.
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A swing of 25 cents per million BTUs in gas prices has a $12 million impact on quarterly segment earnings. Our realized domestic gas price in the third quarter is expected to be about $5.30 per thousand cubic feet. That's about $0.94 less than the second quarter, with a negative impact on segment earnings of $50 million.

•	We expect exploration expense for the third quarter to be about $70 million.
•	In Chemicals, we expect third quarter earnings to be similar to the second quarter.
•	We expect to realize $7 million in dividend income during the third quarter from our Lyondell shares. We no longer record equity income from our Lyondell investment.

•	Third quarter net interest expense is expected to be approximately $16 million.
•	We expect the worldwide tax rate to be 44 percent.

If you would like a copy of the press release announcing our second quarter earnings, along with the Investor Relations Supplemental Schedules, you can find them on our website www.oxy.com or through the SEC's EDGAR system.

Now we're ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Occidental Petroleum Corporation

Return on Capital Employed (% )

($ Millions)

Reconciliation to Generally Accepted Accounting Principles (GAAP)	2004	2005	Three Months 2006	Six Months 2006	Annualized 2006
GAAP measure - earnings applicable to common shareholders	2,568	5,281	1,229	2,086
Interest expense	239	201	29	62
Tax effect of interest expense	(84)	(70)	(10)	(22)
Earnings before tax-effected interest expense	2,723	5,412	1,248	2,126

GAAP stockholders' equity	10,550	15,032	17,947	17,962

DEBT
GAAP debt
Debt, including current maturities	3,804	2,919	3,528	2,887
Non-GAAP debt
Capital lease obligation	26	25	25	25
Subsidiary preferred stock	75	75	75	75
Total debt	3,905	3,019	3,628	2,987

Total capital employed	14,455	18,051	21,575	20,949

Return on Capital Employed (%)	20.2	33.3	6.3	10.9	21.8